Exhibit 99.1

San Juan Basin Royalty Trust

News Release

Compass Bank, Trustee

300 West Seventh Street, Suite B

Fort Worth, Texas 76102

San Juan Basin Royalty Trust Declares

Monthly Cash Distribution

FORT WORTH, Texas, June 20, 2016 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its Units of beneficial interest of $125,673.69 or $0.002696 per Unit, based principally upon production during the month of April 2016. The distribution is payable July 15, 2016, to Unit Holders of record as of June 30, 2016.

Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 2,331,560 Mcf (2,588,756 MMBtu). Dividing revenues by production volume yielded an average gas price for April 2016 of $1.32 per Mcf ($1.19 per MMBtu). The average gas price was also $1.32 per Mcf ($1.19 per MMBtu) for March 2016.

The average monthly gas price Burlington reports to the Trust is a calculated price. It is determined by dividing gross monthly revenue by production volume, and therefore, it does not represent an average of actual sales prices. The average gas price may vary from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $104,934. Lease operating expenses were $2,011,177 and taxes were $387,430.

Contact:	San Juan Basin Royalty Trust

 Compass Bank

 Joshua R. Peterson, Vice President & Senior Trust Officer

 Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

 Fax: (817) 735-0936

 Website: www.sjbrt.com

 e-mail:    sjt.us@bbva.com